                                                                   Exhibit 10(O)

Execution Copy


                                MASTER AGREEMENT

                           POY MANUFACTURING ALLIANCE


                                    Between


                                  Unifi, Inc.

                                      and

                      E. I. du Pont de Nemours and Company



                                  June 1, 2000

                 MASTER AGREEMENT - POY MANUFACTURING ALLIANCE
                 ---------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

Background.................................................................   1
Article 1:  Definitions....................................................   1
Article 2:  Independent Marketing and Sales................................   7
Article 3:  Supply of Product - Shortfall Of Capacity......................   8
Article 4:  Sharing of Manufacturing Costs.................................   9
Article 5:  Sharing of Revenues............................................  11
Article 6:  Reconciliations................................................  12
Article 7:  Management / Governance........................................  12
Article 8:  Fairness Review................................................  15
Article 9:  Personnel and Plant Operations.................................  15
Article 10: Technology and Trademarks......................................  16
Article 11: Impact of Acquisitions.........................................  18
Article 12: Reporting, Tax and Auditing....................................  18
Article 13: Term; Termination..............................................  19
Article 14: Purchase / Sale Options........................................  21
Article 15: Conduct of Manufacturing Operations Until Termination..........  25
Article 16: Dispute Resolution.............................................  26

Master Agreement - POY Manufacturing Alliance                                 i

                 MASTER AGREEMENT - POY MANUFACTURING ALLIANCE
                 ---------------------------------------------

                         TABLE OF CONTENTS  (continued)
                         -----------------

Article 17: Assignment.....................................................  28
Article 18: Representations and Warranties.................................  28
Article 19: Operation Until Sale...........................................  29
Article 20: Confidentiality................................................  29
Article 21: Compliance.....................................................  30
Article 22: Further Assurances.............................................  30
Article 23: Amendment and Modification.....................................  31
Article 24: Entire Agreement...............................................  31
Article 25: Costs and Expenses.............................................  31
Article 26: Governing Law..................................................  31
Article 27: Counterparts...................................................  31
Article 28: Exhibits, Headings and Captions................................  32
Article 29: Notices........................................................  32
Article 30: Public Announcements...........................................  33
Article 31: Force Majeure..................................................  33
Article 32: Severability...................................................  33
Article 33: Survival.......................................................  33
Article 34: Specific Performance...........................................  33
Article 35: Limitation of Liability; Indemnification.......................  34
Article 36: Miscellaneous..................................................  35

Master Agreement - POY Manufacturing Alliance                                ii

                 MASTER AGREEMENT - POY MANUFACTURING ALLIANCE
                 ---------------------------------------------

                                   SCHEDULES
                                   ---------

Schedule 1  - Amoco Formula
Schedule 2  - Asset Transfer Agreement - Agreed Form
Schedule 3  - [reserved]
Schedule 4  - Unifi Base Cash Fixed Costs; Unifi Base Variable Costs
Schedule 5  - DuPont Base Cash Fixed Costs; DuPont Base Variable Costs
Schedule 6  - Definition of Greater Europe
Schedule 7  - Kinston Ground Lease - Agreed Form
Schedule 8  - Kinston Site Services Agreement - Agreed Form
Schedule 9  - POY Technology, Patent and Trademark Agreement - Agreed Form
Schedule 10 - Transition Services Agreement - Agreed Form
Schedule 11 - Treatment of Certain Capital Expenditures
Schedule 12 - Conditions Precedent
Schedule 13 - Material Supply Agreement - TPA - Agreed Form
Schedule 14 - Material Supply Agreement - MEG - Agreed Form

Master Agreement - POY Manufacturing Alliance                               iii

                 MASTER AGREEMENT - POY MANUFACTURING ALLIANCE
                 ---------------------------------------------

     THIS MASTER AGREEMENT, (hereinafter "Agreement") effective as of June 1, 2000 by and between E. I. du Pont de Nemours and Company, a corporation organized and existing under the laws of the State of Delaware, USA (hereinafter "DuPont"); and Unifi, Inc., a corporation organized and existing under the laws of the State of New York, USA (hereinafter "Unifi).

                                   BACKGROUND

A. DuPont produces, among other products, polyester textile filament products at its Cape Fear site near Wilmington, North Carolina, USA. and at its Kinston site near Kinston, North Carolina, USA;

B. Unifi produces, among other products, polyester textile filament and textured filament products at its Yadkinville site near Yadkinville, North Carolina, USA;

C. This Agreement sets forth the mutual agreements of DuPont and Unifi to form an alliance to manufacture partially oriented polyester yarn at the Cape Fear facility, the Kinston facility and the Yadkinville facility.

  NOW, THEREFORE, in consideration of the premises and covenants herein contained, the Parties agree as follows:

ARTICLE 1:  DEFINITIONS
-----------------------

"Affiliate" means with respect to any Party any entity of which fifty percent (50%) or more of the total voting securities or other ownership interest giving the right to vote in that entity is directly or indirectly owned or controlled by such Party, or which entity, directly or indirectly owns or controls, or is under common ownership or control with such Party. For the purpose of this definition "control" shall mean the power to direct or cause the direction of the management and policies of an entity whether through the ownership of voting securities, by contract or otherwise and "controlled" shall be construed accordingly.

"Agreed Form" means, in relation to any document, the form of that document (unless otherwise stated in this Agreement) which has been initialed for the purpose of identifying such document as an Agreed Form by or on behalf of the Parties to this Agreement. Documents which are in Agreed Form contain substantially all of the substantive provisions relating to the subject matter of the document and such provisions have been agreed to, in principle, by the Parties. Documents in Agreed Form may be modified as a result of (i) agreement of the Parties, (ii) issues arising during due diligence, or (iii) compliance with requirements of all applicable law; and the schedules

Master Agreement - POY Manufacturing Alliance                                  1
and exhibits of such documents must be finalized and agreed to by the Parties by the Closing Date.

"Americas" means North America, Caribbean countries, Central America and South America.

"Amoco Formula" means the price formula for contract sales of TPA attached as part of Schedule 1, or in the event the Amoco Formula is no longer used as the
        --------
industry-wide standard for TPA price, then such other comparable price formula.

"Ancillary Agreements" means the Technology Cross-License Agreement, the Financial Models Agreement and the Supplemental Alliance Agreement, each of which are effective on the Effective Date.

"Asset Transfer Agreement" means the contract for the sale and transfer of the assets of the partially oriented polyester yarn business in Agreed Form between DuPont and Unifi, attached hereto as Schedule 2.
                                     --------

"Business" means the manufacture, marketing, distribution and sale of the Products, as more fully described in the Asset Transfer Agreement.

"Business Assets" of a Party means the Unifi Business Assets or the DuPont Business Assets, as the context may require.

"Business Premises" means, in the case of DuPont, the Kinston Facility, the Cape Fear Facility and, in the case of Unifi, the Yadkinville Facility.

"Cape Fear Facility" means DuPont's POY manufacturing facility located at the DuPont Cape Fear site near Wilmington, NC.

"Cash Fixed Manufacturing Costs" means those direct plant period costs listed in Schedules 4 and 5attached hereto.
---------

"Closing" means the closing for the sale of DuPont's Business and DuPont's Business Assets from DuPont to Unifi.

"Closing Date" means completion of signing of the Asset Transfer Agreement and other relevant Implementation Agreements and completion of the relevant transactions with regard to the sale of the DuPont Business from DuPont to Unifi.

"DTY" means draw textured yarn.

"DuPont Base Cash Fixed Costs" means the Cash Fixed Manufacturing Costs at the Kinston Facility and the Cape Fear Facility (based on the annualized cash manufacturing fixed costs at the Kinston Facility and the Cape Fear Facility during the first quarter of

Master Agreement - POY Manufacturing Alliance                                  2

2000) indexed quarterly based on actual changes in local labor costs. A summary of the DuPont Base Cash Fixed Costs and an example of the method for indexing such costs are attached hereto as Schedule 5. The Parties acknowledge that the
                                  --------
DuPont Base Cash Fixed Costs have been adjusted to reflect the full impact of the costs incurred for implementation of the Autopack system and cost savings that will be derived from the Autopack systems that have been installed at the Cape Fear Facility and the Kinston Facility.

"DuPont Base Variable Costs" means the average unit Variable Cash Cost by product to manufacture POY at DuPont's Cape Fear Facility and Kinston Facility during 1stQ 2000 indexed quarterly to (a) current TPA price (based on the Amoco Formula), and (b) MEG price (based on DuPont's acquisition cost), times the sum of the actual Unifi DuPont-Sourced Volume and the actual DuPont Merchant Market Sales. For purposes of this Agreement, the revenue derived from the sale of Fiberstock to third parties shall be treated as a credit against variable cost. A summary of the DuPont Base Variable Costs by product and an example of the method for indexing such costs are attached hereto as Schedule 5.
                                                      --------

"DuPont Business" means the Business conducted by DuPont and its Affiliates at the Kinston Facility.

"DuPont Business Assets" means DuPont's assets related to the Business set forth in the Agreed Form of Asset Transfer Agreement attached hereto.

"DuPont Merchant Market Sales" means the first 250 million pounds per year (or any portion thereof as the context requires) of first grade POY which DuPont's POY Business sells to parties (including internal sales to other DuPont businesses) other than Unifi, reduced by fifty percent (50%) of the Shortfall of Capacity.

"DuPont Polyester Technologies" means the global polyester research and development organization of DuPont currently known by such name.

"Effective Date" means June 1, 2000.

"Extraordinary Costs" means out-of-pocket costs incurred by the Parties in connection with operating the Facilities and related to: (i) costs to repair damage to the Facilities arising from fire, flood, hurricane, tornado or other natural disasters; (ii) non-recurring payments to third parties for liability, claims (including product defect claims), damages, settlements or judgments (irrespective of whether caused by negligence, willful misconduct or gross negligence); (iii) fines or penalties paid to government authorities; (iv) costs for clean-up, investigation, remediation of any past, present or future environmental spills, discharges, releases or leaks; and (v) any other costs decided by the Parties or the Policy Board.

Master Agreement - POY Manufacturing Alliance                                  3

"Facilities" means the Cape Fear Facility, the Kinston Facility and the Yadkinville Facility.

"Fiberstock" means POY sold by the Parties as non-first grade POY.

"Financial Models Agreement" means the financial models agreement - POY manufacturing alliance between the Parties and effective on the Effective Date.

"Greater Europe" has the meaning set forth in Schedule 6.
                                              ----------

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including any regulations promulgated pursuant thereto.

"Implementation Agreements" means such agreements, leases, assignments, bills of sale, endorsements, notices, consents, assurances and such other instruments of conveyance and transfer as counsel for each Party shall reasonably request in order to vest the DuPont Business in Unifi. Such instruments shall be in a form to be agreed by the Parties.

"Inventory" means all finished goods held for sale in the Business of such Party.

"Kinston Facility" means DuPont's POY manufacturing facility located at the DuPont Kinston site in Kinston, NC.

"Kinston Ground Lease" means the lease or leases of land at the Kinston Facility in Agreed Form, attached hereto as Schedule 7.
                                   ----------

"Kinston Site Services Agreement" means the site services agreement at the Kinston Site between Unifi and DuPont in Agreed Form, attached hereto as
Schedule 8.
----------

"Material" or "Material Adverse Affect" means having a potential economic impact on the pre-tax earnings of the Business of more than $1 million per annum.

"MEG" means mono-ethylene glycol.

"Ordinary Course of Business" or "Ordinary Course" means the ordinary course of the Business and consistent with the Party's past practice.

"Parties" shall mean DuPont and Unifi.

"Person" means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

"Policy Board" means the governance board of the Alliance comprising two (2) senior members of each Party, as more fully set forth in Article 7.2.

Master Agreement - POY Manufacturing Alliance                                  4

"POY Patent, Technology and Trademark License Agreement" means the POY Patent, Technology and Trademark License Agreement between DuPont and Unifi in Agreed Form attached hereto as Schedule 9.
                        --------

"Pre-Closing" means any preparatory execution of the Closing which will be done by agreement of the Parties before the Closing Date.

"Product" or "POY" means partially oriented polyester yarn, including highly oriented yarn (HOY), Softec partially oriented yarn and the specialty feed yarn for the Coolmax family of products. The term "Products" does not include, by way of example and not limitation: the polyester filament textile family of products that are used and sold under the Coolmax trademark or the Thermolite trademark, 3GT polyester products, polyester textured textile fiber, and polyester chip for the manufacture of textile fibers, polyester intermediates, polyester films, polyester staple fiber, polyester or nylon industrial fibers, polyester engineering polymers, polyester packaging or specialty resins (including specialty resins manufactured by DuPont).

"Shared Revenue" means the revenue derived from the sale collectively of the Unifi Other-Sourced Volume (based on the price set forth in Article 4.2(b)) and any sales to the merchant market in excess of the DuPont Merchant Market Sales (based on the lowest realized price of the DuPont Merchant Market Sales).

"Shortfall of Capacity" means 630 Million pounds per year minus the actual amount of the Parties' combined U.S. capacity for POY production (but only after shutdown of the Cape Fear Facility).

"Supervisory Board" means the governance board comprising two (2) senior members of each Party, as more fully described in Article 7.1.

"Supplemental Alliance Agreement" means the supplemental alliance agreement between the Parties and effective on the Effective Date.

"Supply Agreement for POY" means the supply agreement for partially oriented polyester yarn between DuPont, as supplier, and Unifi, as purchaser.

"Technology Cross-License Agreement" means the technical information and patent cross-license between Unifi and DuPont.

"TPA" means terephthallic acid and may also include or be referred to from time to time as TPA or PGTPA.

"Transition Period" means the period from the Effective Date of the Alliance to DuPont's shut down of the Cape Fear Facility.

Master Agreement - POY Manufacturing Alliance                                  5

"Transition Services Agreement" means the transition services agreement between DuPont and Unifi in Agreed Form, attached hereto as Schedule 10.
                                                    -----------

"Uncontrollable Event" means an event or condition beyond the control of any of the Parties, including, but not limited to an act of God, fire, storm, flood, earthquake, hurricane, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strike or lockout.

"Unifi Business" means the Business conducted by Unifi and its Affiliates at the Yadkinville Facility.

"Unifi Business Assets" means Unifi's assets related to the Business.

"Unifi Base Cash Fixed Costs" means the Cash Fixed Manufacturing Costs at the Yadkinville Facility (based on the annualized cash manufacturing fixed costs at the Yadkinville Facility during the first quarter of 2000) indexed quarterly based on actual changes in local labor costs. A summary of the Unifi Base Cash Fixed Costs and an example of the method for indexing such costs are attached hereto as Schedule 4.
          --------

"Unifi's Base Variable Costs" means the average unit Variable Cash Cost, based on a representative product mix in the 1/st/ quarter 2000 to manufacture POY at Unifi's Yadkinville Facility during 1stQ 2000 indexed quarterly to (a) Unifi's polyester chip price escalator times the actual Unifi Yadkinville Volume. For purposes of this Agreement, (a) the revenue derived from the sale of Fiberstock to third parties shall be treated as a credit against variable cost. A summary of the Unifi Base Variable Costs, the representative product mix and an example of the method for indexing such costs are attached hereto as Schedule 4.
                                                             --------

"Unifi DuPont-Sourced Volume" means the volume and mix of first grade POY purchased by Unifi from DuPont in 1999 in the approximate amount of 200 million pounds, or any portion thereof as the context requires.

"Unifi Other-Sourced Volume" means new volume of POY purchased by Unifi from DuPont to replace amounts which Unifi currently purchases from other producers or any portion thereof as the context requires.

"Unifi Yadkinville Volume" means the volume (approximately 180MM pounds per year of POY) and mix of products which Unifi presently manufactures at its Yadkinville Facility or any portion thereof as the context requires, reduced by fifty percent (50%) of the Shortfall of Capacity.

"Variable Cash Cost" means the variable costs listed in Schedule 4 and 5attached
                                                        --------
hereto.

"Western Europe" means the European Economic Area.

Master Agreement - POY Manufacturing Alliance                                  6

"Yadkinville Facility" means Unifi's POY manufacturing facility located at Unifi's Yadkinville site in Yadkinville, NC.

ARTICLE 2:  INDEPENDENT MARKETING AND SALES
-------------------------------------------

2.1  DuPont's Independent Marketing and Sales.  Subject to the provisions of
     ----------------------------------------
     this Agreement, DuPont shall continue to independently use, market, sell and distribute and shall have sole control over all use and sales of DuPont Product (including Unifi DuPont-Sourced Volume, Unifi Other-Sourced Volume, DuPont Merchant Market Sales and any sales to the merchant market in excess thereof, as well as overall sales of Fiberstock to third parties). The Parties shall not integrate any of their marketing, sales and technical service functions.

2.2  Unifi's Independent Use of POY.  Unifi shall continue to independently use
     ------------------------------
     the Unifi Yadkinville Volume.   For avoidance of doubt, all profits on
     Unifi's sales of DTY manufactured by Unifi shall be for the account of Unifi (except for value added from the sale of upgraded Fiberstock which shall be shared as provided in Article 5 herein).

2.3  No Agency.  It is expressly understood and agreed that the Parties are
     ---------
     acting independently and that this Agreement does not constitute either Party as an employee, agent or other representative of the other Party for any purpose whatsoever. Neither Party has the right or authority to enter into any contract, warranty, guarantee or other undertaking in the name or for the account of the other Party, or to assume or create any obligation or liability of any kind, express or implied, on behalf of the other Party, or to bind the other Party in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of the other or to bind the other Party in any manner whatsoever (except as to any actions taken by either Party at the express written request and direction of the other Party).

2.4  Integration of Other POY Manufacturing.
     --------------------------------------

     2.4.1  Principle.  During the term of this Agreement, the Parties and their
            ---------
     Affiliates will carry out their activities in the Americas related to the manufacture of POY exclusively through the Alliance, subject to the following.

     2.4.2  Unifi Acquisitions.  During the term of this Agreement if  Unifi
            ------------------
     desires to:

          (a) acquire or build a facility for the manufacture or sale of POY, or
          (b) acquire, directly or indirectly, an interest in a business which manufactures or sells POY within the Americas, (together referred to as the "Acquired Business")

Master Agreement - POY Manufacturing Alliance                                  7
     then Unifi shall obtain DuPont's prior written consent, which consent shall not be unreasonably withheld, and further provided that such transaction shall not adversely impact the value created by the Alliance. In the event that Unifi builds or acquires an Acquired Business, then the Policy Board shall determine whether or not the Acquired Business shall be included in this Alliance, in which case this Agreement and the Ancillary Agreements shall be amended to integrate the Acquired Business. If the Policy Board decides that the Acquired Business shall not be included in this Alliance, then Unifi shall operate the Acquired Business so as to not adversely impact the value created by the Alliance.

     2.4.3  DuPont Acquisitions.  Unless otherwise agreed by Unifi, during the
            ----------------------
     term of this Agreement DuPont shall not build or acquire, directly or indirectly, a controlling interest in a business which is engaged in the manufacture or sale of POY in the Americas, unless such manufacture or sale of POY is incidental to the main purpose of the business (i.e. constituting less than twenty-five percent (25%) of the total revenue of such business). If DuPont does acquire a controlling interest in a business with incidental manufacturing or sale of POY, the Parties shall confer in order to determine whether such business shall (a) be included in this Alliance, in which case this Agreement and the Ancillary Agreements shall be amended to integrate such incidental business, (b) sold to Unifi (and the Parties shall decide whether it shall be included in this Alliance, in which case this Agreement and the Ancillary Agreements shall be amended to integrate such incidental business), or (c) sold to a third party.


ARTICLE 3:  SUPPLY OF PRODUCT - SHORTFALL OF CAPACITY
-----------------------------------------------------

3.1  Shortfall of Capacity. If for any reason there is a Shortfall of Capacity,
     ---------------------
     then the Parties shall equally reduce the volume of POY that they draw from the Facilities. The Parties intend that the reduced production arising from such lost capacity shall be from lower value Products.


ARTICLE 4:  SHARING OF MANUFACTURING COSTS
------------------------------------------

Each Party will pay the cost of operation for its own Facilities. Each month during the term of the Alliance, the Parties shall reconcile certain costs of manufacture, as follows:

4.1  Cash Fixed Manufacturing Costs.
     ------------------------------

     (a)  DuPont Manufacturing Costs.  DuPont will bear the DuPont Base Cash
          --------------------------
          Fixed Costs.

Master Agreement - POY Manufacturing Alliance                                  8

     (b)  Unifi Manufacturing Costs.  Unifi will bear the Unifi Base Cash Fixed
          -------------------------
          Costs.

     (c)  Calculation of Cash Fixed Manufacturing Costs.  Cash fixed
          ---------------------------------------------
          manufacturing costs shall be calculated as per Schedules 4 and 5 and consistently applied, provided, however:
               (i) at the Kinston Facility and the Yadkinville Facility, the Parties shall not benefit from the addition of new non-POY business operations and shall not be penalized by the departure of non-POY business operations from such Facilities.
               (ii) at the Cape Fear Facility, the Parties shall not benefit from the addition of new non-POY business operations and shall not be penalized by the departure of non-POY business operations; provided, however, that after the shutdown of the Cape Fear Facility (where the dismantlement and rearrangement costs for the POY Facility are shared by the Parties) the Parties shall benefit from the reallocation in non-reducible cash fixed manufacturing costs previously allocated to the POY cash fixed manufacturing costs arising from the addition of new non-POY business operations.

     (d)  Sharing of Cash Fixed Manufacturing Costs.  Any difference between:
          -----------------------------------------
               (i)  the sum of DuPont's actual cash fixed manufacturing costs and Unifi's actual cash fixed manufacturing costs, and
               (ii) the sum of the DuPont Base Cash Fixed Costs and the Unifi
                    Base Cash Fixed Costs
          shall be shared equally by the Parties (subject to the proviso in paragraph (c) above).

4.2  Variable Costs.
     --------------

     (a)  DuPont Variable Costs. DuPont will bear the DuPont Base Variable
          ---------------------
          Costs.

     (b)  Unifi Variable Costs. Unifi will bear the Unifi Base Variable Costs.
          --------------------

     (c)  Calculation of Variable Costs. Variable cash costs shall be calculated
          -----------------------------
          as per Schedules 4 and 5 consistently applied.

     (d)  Sharing of Variable Costs. Any difference between:
          -------------------------
          (i) the sum of DuPont's actual variable cash costs and Unifi's actual variable cash costs, and
          (ii) the sum of the DuPont Base Variable Costs and the Unifi Base Variable Costs,

Master Agreement - POY Manufacturing Alliance                                  9
               shall be shared equally by the Parties.

4.3  Sharing of Costs and Expenditures to Optimize Assets.
     ----------------------------------------------------

     4.3.1  Equal Sharing of Certain Cash Costs.  The Parties shall share
            -----------------------------------
            equally all costs and expenditures related to the ongoing implementation of this Agreement including but not limited to all costs and expenditures necessary to achieve the asset optimization plan, including costs and expenditures incurred to reduce the total manufacturing costs to both Parties. Such costs and expenditures, by way of example, shall include all cash costs for DuPont's shutting down or scaling back production at the Cape Fear Facility (including employee severance costs and dismantlement and rearrangement of the POY Facility), one-time costs for transferring production from one Facility to another Facility to achieve manufacturing cost savings, capital expenditures at any of the Facilities if the primary purpose of such capital expenditures would be to expand production, manufacture the Unifi Other-Sourced Volume, enrich the Product mix, or reduce manufacturing costs, etc. However, such expenditures shall not include capital expenditures for maintenance or creep investment even if such expenditures produced ancillary manufacturing cost savings. Such maintenance or creep investment is solely for the account of the Party owning the Facility in question.

     4.3.2  Treatment of Certain Capital Expenditures.  Capital expenditures
            -----------------------------------------
            (estimated to total $5 - 10 million) for new assets for shared cost savings or expansion will be shared equally by both Parties, and the Parties will jointly own such assets and share equally in the depreciation thereon, but only if such assets are separable from the existing equipment of the Parties. If the new equipment is such an integral part of one Party's existing equipment that it could not be later separated from the existing equipment, then the Party owning the existing equipment shall make all of the new capital expenditure and the other Party shall compensate the investing Party over time in a way that puts both Parties in the same cash flow position as though they had made the investment jointly, including compensation to the investing Party for lost time value of money, as shown by way of example in Schedule 11 attached hereto. Any amounts owing by one
                          --------
            Party to the other with respect to such inseparable expenditures at the time of the exercise of the put or call options (described in Article 14 below) shall be taken into consideration in determining the purchase price for the Business.

4.4  Extraordinary Costs. The Parties agree that Extraordinary Costs shall be
     -------------------
     paid solely by the Party incurring those costs and such Extraordinary Costs shall not be considered in connection with determining sharing of costs or revenues.

Master Agreement - POY Manufacturing Alliance                                 10

4.5  Depreciation. Each Party shall bear all depreciation on its own equipment
     -------------
     and assets in operation on the Effective Date and on all maintenance or creep investment for which it is solely responsible pursuant to Section
     4.3.1 above. All depreciation on capital expenditures which are to be split between the Parties shall be shared equally pursuant to Section 4.3.

4.6  Mix Impact on Variable Cost. To the extent that the mix of Products
     ---------------------------
     comprising the DuPont Merchant Market Sales and the Unifi DuPont-Sourced Volume changes materially from the base period (with respect to the DuPont Base Variable Costs), the Parties shall equitably adjust the DuPont Base Variable Costs arising from such changes.

4.7  Warehousing Costs. After the Transition Period, the Parties shall
     -----------------
     establish a baseline for their respective warehousing costs for Products during the first full calendar quarter after such Transition Period. Thereafter, any changes in the Parties' total warehousing costs shall be equally shared by the Parties.

4.8   Working Capital, Freight, Etc. Consistent with the overall intent of this
      -----------------------------
      Agreement, neither Party shall be advantaged or disadvantaged by changes in working capital (inventory, accounts receivable, and accounts payable), freight, or other cash or expense items that may change solely as a result of the formation or operation of the Alliance. Further, the Parties will share equally in changes (increases or decreases) in these items. Procedures for sharing such changes will be determined at a later date.

ARTICLE 5:  SHARING OF REVENUES
-------------------------------

5.1  Sharing of Certain Revenues.  The Parties shall share certain revenues
     ---------------------------
     arising from the Businesses, as follows:

     5.1.1 All sales and revenues with respect to the Unifi DuPont-Sourced Volume and DuPont Merchant Market Sales shall be solely for the account of DuPont.

     5.1.2  The Shared Revenues shall be shared equally by the Parties.

     5.2    Treatment of Fiberstock. The Parties shall explore opportunities to
            -----------------------
     add value to the Fiberstock produced by DuPont. The value added by the Parties from further processing (excluding "Clover" processing) of Fiberstock shall be shared equally.

Master Agreement - POY Manufacturing Alliance                                 11

ARTICLE 6: RECONCILIATIONS
--------------------------

6.1 The Parties will reconcile monthly in arrears on the sharing of costs and revenues as set forth herein. Cash imbalances will be settled quarterly on a year-to-date basis. A final settlement of all elements will made annually. For this purpose (a) quarterly is each three (3) months beginning June 1, 2000; and (b) annually is the twelve (12) month period from June 1 to May 31. Cash imbalances will be paid as soon as possible, but not later than the 25/th/ of the month after the actual month covered by the reconciliation. For example, quarterly cash imbalances will be paid not later than the 25/th/ of September (for 1/st/ quarter actual), December (for 6 months actual), March (9 month actual), and June (for the actual contract year).

6.2 Any reconciliation shall specifically exclude access to any information regarding the Parties' marketing, sales and distribution of Products.


ARTICLE 7:  MANAGEMENT/GOVERNANCE
---------------------------------

7.1  Supervisory Board - General. A Supervisory Board consisting of two (2)
     ---------------------------
     member chosen by DuPont and two (2) member chosen by Unifi shall be formed. The Supervisory Board shall be responsible for the strategic direction of the Alliance and resolution of disputes not resolved by the Policy Board. Supervisory Board decisions shall be made only by unanimous vote (except where expressly agreed otherwise by the Parties in writing). The members of the Supervisory Board shall not receive remuneration for their services.

     The Supervisory Board shall meet upon the request of either Party, with written notice to each of the members. The meeting will be held in such locations as the Parties may mutually agree. Decisions can also be made in writing by the Supervisory Board, without a meeting being held, provided that both members shall confirm their approval of such decisions in writing. Either Party may invite any employee of the Parties to attend a meeting of the Supervisory Board, provided, however, that it notifies the other Party of the identity of the guest and the purpose for the invitation.

7.2  Policy Board - General.
     ----------------------

     7.2.1 The Parties shall cause the Alliance to function in a coordinated manner, under the overall direction of a Policy Board made up as provided in this Article 7.

     7.2.2 The Parties and the Policy Board shall to the extent practicable, make decisions which maximize the creation of economic value for the Parties

Master Agreement - POY Manufacturing Alliance                                 12
            as a whole, rather than deciding in favor of any one Party over the other Party.

7.3  Policy Board Members. On the Effective Date hereof a Policy Board,
     --------------------
     consisting of two (2) members chosen by DuPont and two (2) members chosen by Unifi shall be formed. Policy Board decisions shall be made only by unanimous vote (except where expressly agreed otherwise by the Parties in advance in writing). The members of the Policy Board shall not receive remuneration for their services.

7.4  Policy Board Matters. The Policy Board's responsibility is to resolve
     --------------------
     disputes and insure fairness between the Parties consistent with the intent of the Alliance. The Policy Board will approve all shared costs and capital expenditures and the asset optimization plans. The Policy Board shall monitor the progress of such asset optimization plans. Additionally, for personnel who are severed in connection with implementation of the asset optimization plans, the Policy Board will proactively seek to find employment with the Parties. The Policy Board shall monitor quarterly the placement of personnel who are severed in connection with implementation of the asset optimization plans. The Policy Board shall decide matters which
     (i) are material to the economic value of the Parties, or (ii) would materially affect the financial results of the Parties as such financial result relates to the Alliance. Such issues comprise primarily, but are not limited to:

       (a) Annual operating and shared capital investment plans;

       (b) Contractual arrangements relating to the Alliance between the Parties or their Affiliates entered into after the Effective Date; and

       (c) Acquisitions or dispositions of assets (including permanent shutdown of capacity) relating to the Alliance.

     In addition, the Policy Board shall periodically review:

          (a) The operation of the Facilities versus historical operating parameters;

          (b) Manufacturing cost performance;

          (c) Future operations plans, forecasts of production and shipments, scheduling and delivery concerns; and

          (d) Capital projects (the expenditure of which is to be shared pursuant to Section 4.3), including the status of current projects, review of upcoming and new projects and allocations of capital projects.

Master Agreement - POY Manufacturing Alliance                                 13

7.5  Meetings. The Policy Board shall meet upon the request of either Party,
     --------
     with written notice to each of the members, but in no event less frequently than four (4) times per calendar year. The meeting will be held in such locations as the Parties may mutually agree. Valid meetings of the Policy Board require that at least more than half of the members are present in person. Decisions can also be made in writing by the Policy Board, without a meeting being held, provided that all of the members shall confirm their approval of such decisions in writing. Either Party may invite an employee of the Parties to attend a meeting of the Policy Board, provided, however, that it notifies the other Party of the identity of the guest and the purpose for the invitation.

7.6  Management Committees. The Parties shall form the following management
     ---------------------
     teams to support the objectives of the Alliance:

     7.6.1  Asset Optimization. An asset optimization team shall develop the
            ------------------
     overall strategy for optimizing the operation and reducing the cost of the Facilities. The asset optimization team shall include business representatives of both Parties.

     7.6.2  Supply Chain Management. The Parties shall cooperatively develop
            -----------------------
     overall production scheduling and a supply chain plan for the Alliance.
     The supply chain team shall include business representatives of both Parties and representatives from all Facilities. DuPont shall have lead responsibility for the overall production scheduling and supply chain planning of the Alliance. DuPont, following consultation with Unifi, shall resolve all conflicts with respect to production scheduling and supply chain planning, taking into account Unifi's requirements for POY.

     7.6.3  Management Process. The Parties or the Policy Board may establish
            -------------------
     other management committee(s) to oversee the Alliance and make recommendations to the Policy Board and shall:

       (a) Provide long-term direction to the Alliance in making operational decisions and determining policies to ensure manufacturing optimization.

       (b) Facilitate performance through setting targets for the manufacturing operation and monitoring performance.

       (c) Lead the integration effort to bring both Parties' manufacturing operations that relate to the Businesses together by monitoring transition/integration progress and resolving conflicts.

       (d) Develop principles for operations planning and scheduling processes and coordinate scheduling of Products on production lines with strong focus on lowest cost production, highest quality products and greatest customer satisfaction.

Master Agreement - POY Manufacturing Alliance                                 14

       (e) Develop asset plans (e.g., upgrades, best practice transfer initiatives, new investments, moves or shutdowns) consistent with the purpose of the Alliance.

       (f) Develop critical operating tasks for various elements in the manufacturing organization.

  7.7  Further Relationships.  During the term of this Alliance, the members of
       ---------------------
       the Policy Board and the Parties may explore alternate structures for the Alliance.


ARTICLE 8:  FAIRNESS REVIEW
---------------------------

     The Policy Board will review continually the fairness of the cost and benefit sharing, and the Policy Board may consider any changes necessary to reflect changes in the Product market or the needs of the Parties.


ARTICLE 9:  PERSONNEL AND PLANT OPERATIONS
------------------------------------------

9.1 All personnel of the Businesses shall remain on the rolls of their respective employers. DuPont and Unifi, as the case may be, shall have full function and management of their respective employees.

9.2 To the extent that the asset optimization plan results in severance of any personnel (including the personnel at the Cape Fear Facility), both Parties shall use diligent and conscientious efforts in good faith to find opportunities for such severed employees.

9.3 The Parties shall be responsible for operation of their respective Facilities, and shall do so in accordance with their respective corporate policies concerning matters such as health, safety, environmental protection and employee relations.

     9.3.1 Recognizing that operating decisions and practices relating to the Facilities affect cost, quality, and availability of POY for both Parties, the Parties, consistent with their responsibility for operation of the Facilities, shall treat the other Party's interests with respect thereto equally with their interests. It is the intent of both Parties to drive toward continuous improvement in and reduction of the cost of manufacture of POY.

9.4 The Parties shall comply with all laws that govern the employment relationship with their respective employees, including but not limited to laws regarding discrimination in employment, workers' compensation, and wage and salary administration. During the term of this Agreement, the Parties shall also fulfill

Master Agreement - POY Manufacturing Alliance                                 15
     their obligations under collective bargaining agreements, if any, applicable to the personnel. The Parties shall independently have the ultimate right and responsibility:

     (i)   to direct the hiring terminating and transferring of their personnel;

     (ii) to direct, control, supervise and evaluate the manner and means of the personnel's performance of services; and

     (iii) to determine the amount of compensation and bonus payable to their respective personnel.


ARTICLE 10: TECHNOLOGY AND TRADEMARKS
-------------------------------------

10.1  License of Existing Technology. On the Effective Date, Unifi shall grant
      ------------------------------
      DuPont a non-exclusive, non-transferable (with no right to sublicense) license with no royalty or other payment for the right to use only at the Cape Fear Facility and the Kinston Facility Unifi's patents and technical know-how in commercial use only at the Yadkinville Facility as more fully described in the Technology Cross-License Agreement. Unifi shall seek to obtain approval for the sub-license of "MOD-4" technology (from Zimmer); if such approval is not obtained then such technology shall be excluded. On the Effective Date, DuPont shall grant Unifi a non-exclusive, non-transferable (with no right to sublicense) license with no royalty or other payment for the right to use only at the Yadkinville Facility DuPont's patents and technical know how in commercial use only at the Cape Fear Facility and the Kinston Facility as more fully described in the Technology Cross-License Agreement. DuPont's 3GT technology and know-how is excluded.

10.2  License of Other Technology. The Parties can license future technical
      ----------------------------
      developments from the other on a royalty basis, in which case to the extent that the benefit of such license shall be shared equally by the Parties the cost of such royalties shall be shared equally by the Parties. To the extent that the Kinston Facility or the Cape Fear Facility obtain research or development services from DuPont related to asset optimization, cost savings or productivity improvement, the cost for such services shall be shared equally by the Parties. To the extent that the Yadkinville Facility obtains research or development services from Unifi related to asset optimization, cost savings or productivity improvement, the cost for such services shall be shared equally by the Parties. Any shared license fees or costs for research and development services shall be negotiated between the Parties.

10.3  Jointly Developed Process Technology.  The Parties shall jointly own any
      ------------------------------------
      patents, technical knowledge or other intangible rights of any kind or nature related to the POY manufacturing processes at the Facilities that are developed

Master Agreement - POY Manufacturing Alliance                                 16
     during the term of the Alliance by the Parties pursuant to a specific joint development program approved by the Parties. The Parties shall share the costs associated with obtaining and maintaining any patents, trademarks and/or copyrights on such jointly developed technology.

10.4 Rights of the Parties.  The Parties acknowledge that, unless otherwise
     ---------------------
     agreed, no Party shall obtain ownership rights or the right to use intellectual property rights or technical information of the other Party by virtue of its status as a participant in the Alliance. DuPont and Unifi shall license to each other technology in commercial use as of the Effective Date at their respective Facilities for the manufacture of Products at the Facilities, pursuant to the terms of the Technology Cross-License Agreement.

10.5 Product Scale-Up of Newly Developed Products.  Unifi grants to DuPont the
     ---------------------------------------------
     right to conduct scale-up of newly developed Products at the Yadkinville Facility. Such scale-up shall be conducted in essentially the same manner as DuPont presently conducts the scale-up of Products at the Kinston Facility or the Cape Fear Facility.

     DuPont grants to Unifi the right to conduct scale-up of newly developed Products at the Kinston Facility and the Cape Fear Facility. Such scale-up shall be conducted in essentially the same manner as Unifi presently conducts the scale-up of Products at the Yadkinville Facility.

     Costs for any such Product scale-up shall be included in the Parties' Cash Fixed Manufacturing Costs and the Variable Cash Costs. Such costs are currently included in the base period manufacturing costs.

10.6 DACRON(R) Trademark. In order to create and preserve value for the Parties:
     -------------------
     (a) Unifi shall be permitted to continue to sell DTY using the DACRON(R) trademark under existing marketing programs approved by DuPont; (b) DuPont shall consider any additional or new uses of the DACRON(R) trademark by Unifi, which additional or new uses shall be approved in writing in advance by DuPont.

10.7 No Other Rights.  Except as expressly provided herein or in the Technology
     ---------------
     Cross-License Agreement, the Parties grant no right or license, either express or implied, under any patent or trademark or to any know-how.


ARTICLE 11: IMPACT OF ACQUISITIONS
----------------------------------

11.1 In the event Unifi acquires another DuPont POY customer located in the Americas, then DuPont shall continue to supply at least the same quantity of POY (or lower quantities if such customer's demand for POY is reduced due to changes in market demand) to such acquired company (or directly to Unifi if such acquired company shall

Master Agreement - POY Manufacturing Alliance                                 17
be merged into Unifi), and such quantity shall continue to be considered as DuPont Merchant Market Sales (assuming that such quantity is within the first 250 million pounds base of DuPont Merchant Market Sales); provided, however that the price for such POY shall be the actual net product price (including freight if paid by the other supplier and excluding freight if paid by Unifi) to such POY customer in effect on the date of acquisition by Unifi, adjusted quarterly for relative changes in Unifi's DTY prices for the corresponding Product segment/application.

11.2 The term "acquires" as used in Section 11.1 shall be construed broadly and shall include without limitation, the acquisition of control of another entity or an entity, directly or indirectly owns or controls, or is under common ownership or control with Unifi. For the purpose of this definition "control" shall mean the power to direct or cause the direction of the management and policies of an entity whether through the ownership of voting securities, by contract or otherwise and "controlled" shall be construed accordingly.


ARTICLE 12:  REPORTING, TAX AND AUDITING
----------------------------------------


12.1 Books and Records.  The Parties shall keep full and adequate books and
     -----------------
     accounts and other records to allow proper monthly financial reconciliation to be provided to the Parties for the purpose of reconciling the financial results in accordance with the terms of this Agreement. The Parties shall cooperate with each other to set up the necessary accounting and financial reporting procedures in order to minimize the burden and cost of their requirements, while achieving the necessary end result in a satisfactory way. Books and records include books, files, reports, plans, drawings and operating records of every kind used in the POY manufacturing operation. The Parties shall retain such books and records and the Business Data (as defined in Section 12.3) for a period of at least seven (7) years following the date of creation of such information.


12.2 Periodic Reports.  The Parties shall furnish the Policy Board with monthly
     ----------------
     written reports of financial results and reconciliations in a form acceptable to the Policy Board. Such reports shall include significant actions and events affecting the Alliance including manufacturing costs. The Parties shall prepare such additional reports as the Policy Board shall require from time to time.

12.3 Auditing.  The Parties will maintain and provide upon request by the other
     --------
     Party such accounting records and information required to meet the reporting obligations of each Party in relation to its participation in the Alliance. Each of the Parties at its own expense shall have the right at any time to audit (a) the manufacturing costs of the other Party, (b) changes in Unifi's DTY prices, (c) Shared Revenues (including the costs and benefits mix of such Products), (d) the price of POY previously supplied by third parties to Unifi (and now supplied by

Master Agreement - POY Manufacturing Alliance                                 18

     DuPont as the DuPont Other Sourced Volume), (e) information required to be submitted to government authorities, and (f) such other costs as the Parties shall mutually agree ("collectively, the "Business Data"). The timing of any audit shall be reasonably acceptable to the Parties, and the audit shall be conducted in a manner that does not interfere with the normal operations of the Parties. The audit shall be conducted by a mutually acceptable independent accounting firm. Unless otherwise agreed, details of the review and all work papers and related supporting data pertaining to the review shall be held in strict confidence by the accounting firm and will not be shown, divulged or delivered to the other Party or any third party. The Parties agree that, under normal circumstances, an audit on a particular activity should not take place more often than once a year.

12.4 Internal Controls.  The Parties shall maintain adequate internal controls.
     -----------------


ARTICLE 13:  TERM; TERMINATION
------------------------------

13.1 Effective Date.  This Agreement shall become effective on the Effective
     --------------
     Date and shall continue in full force and effect until terminated in accordance with this Article 13.

13.2 Termination.  This Agreement and the Ancillary Agreements may, subject to
     -----------
     the other provisions of this Article 13, be terminated as follows:

     13.2.1  by mutual agreement of the Parties;

     13.2.2 by any Non-Bankrupt or Non-Breaching Party (both as defined below) on written notice following entry of final judgment, that is not subject to appeal, by a court of competent jurisdiction ordering the dissolution of a Party pursuant to applicable law;

     13.2.3 by a Party (a "Non-Bankrupt Party") on written notice after the filing of bankruptcy proceedings or insolvency proceedings with respect to the other Party (such other Party, the "Bankrupt Party"), which proceedings are not dismissed or discharged within thirty (30) days of such filing; provided, however, that the Non-Bankrupt Party shall have, in addition to the right so to terminate this Agreement, all such other rights and remedies to which it is entitled at law or in equity;

     13.2.4 by a Party (the "Non-Breaching Party"), where the other Party or its Affiliate (the "Breaching Party") has committed a substantial breach of any of its obligations under this Agreement or any of the Ancillary Agreements and shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from the Non-Breaching Party specifying such breach; provided, however, that the Non-Breaching Party

Master Agreement - POY Manufacturing Alliance                                 19
             shall, in addition to the right so to terminate this Agreement, have all such other rights and remedies to which it is entitled at law or in equity; and

     13.2.5 by a Party where the other Party is unable to perform its obligations hereunder due to an Uncontrollable Event for a period of more than sixty (60) days beyond the date or period otherwise specified for such performance, provided, however, that the termination of this Agreement and the Ancillary Agreements shall be extended for up to ninety (90) days in the event that the non-performing Party is diligently seeking to remedy the non-performance.

13.3 Termination of Ancillary Agreements.  If (a) this Agreement is terminated
     -----------------------------------
     under the provisions of this Article 13 or (b) DuPont's Business is sold to Unifi pursuant to the provisions of Article 14 or (c) Unifi's Business is sold to DuPont pursuant to the provisions of Article 14, then the Technology Cross-License Agreement shall terminate. This Agreement and the Ancillary Agreements shall, notwithstanding the service of written notice and commencement of termination procedures under this Article 13, continue in full force and effect; and the Parties shall continue their performance hereunder and thereunder, until the sale of one Party's Business to the other pursuant to Article 14.


ARTICLE 14:  PURCHASE / SALE OPTIONS
------------------------------------

14.1 Options to Sell/ Purchase DuPont's Business.  Unless otherwise agreed, at
     -------------------------------------------
     the time of termination of this Agreement for any reason or at any time after the end of the fifth (5th) year of the term of this Agreement:

     (a) DuPont shall have the irrevocable right but not the obligation to put to Unifi all (but not less than all) of DuPont's Business and the DuPont Business Assets in accordance with the Asset Transfer Agreement. Unifi shall be obliged to purchase DuPont's Business and Business Assets, subject to the provisions of this Article.

     (b) Unifi shall have the irrevocable right but not the obligation to call all (but not less than all) of DuPont's Business and the DuPont Business Assets in accordance with the Asset Transfer Agreement. DuPont shall be obliged to sell DuPont's Business and Business Assets, subject to the provisions of this Article.

14.2 Manner of Exercise.  Such put/call options shall be exercised by written
     ------------------
     notice ("Notice of Exercise") by one Party to the other, in which case the Parties shall use all reasonable efforts to proceed to Closing as quickly as possible. The Parties shall not be required to make any option payments or pay any other consideration for the right to exercise the put/call.

Master Agreement - POY Manufacturing Alliance                                 20

14.3 Price for DuPont's Business.
     ----------------------------

     (a) The purchase price for DuPont's Business and Business Assets shall be determined by mutual agreement of the Parties. In the event the Parties cannot mutually agree on the price within thirty (30) days following receipt of the Notice of Exercise or such other time as the Parties may agree, then the Parties shall appoint a single appraiser to determine the value of the business. In the event the Parties cannot decide on a single appraiser within forty-five (45) days following receipt of the Notice of Exercise, then each Party will nominate an appraiser. Such appraisers shall promptly, but in no event more than ninety (90) days following receipt of the Notice of Exercise, determine the fair market value of DuPont's Business, including the Business Assets. If the lower of the two appraisals is within ten (10%) percent of the higher of the two appraisals, then the price will be the average of the two appraisals. If the two appraisals are not within ten percent (10%), then the two appraisers will nominate a third appraiser who shall promptly determine such fair market value, in which case the price will be the average of the two closest appraisals.

     (b) The appraisals shall value the Business as an on-going concern and shall take into consideration all technical and market factors relating to the Business, the benefit of any shared savings arising from the Alliance, the strategic value of the Business and any technology rights conveyed by DuPont to Unifi, the potential future cash flow and earnings of the Business; and an identified risk of specific business that may reasonably be expected to be lost as a result of the change in control.

     (c) The cost of the appraisal experts selected by the Parties shall be paid by the selecting party and the cost of an appraisal expert jointly selected by the Parties' or by the Parties' appraisal experts shall be borne by the Parties on an equal basis. Each appraiser selected pursuant to the provisions of this Section shall be an independent, qualified firm with prior experience in appraising businesses comparable to POY manufacturing and sale and that is not an interested person with respect to any Party. The determination of fair market value of the Business shall be final and conclusive.

14.4 Maximum/Minimum Price for DuPont's Business.  Notwithstanding anything to
     --------------------------------------------
     the contrary contained herein, in the event DuPont exercises the put or Unifi exercises the call prior to the end of the 6th year of this Alliance, then the maximum price for the DuPont Business and the DuPont Business Assets shall be Six Hundred Million U.S. Dollars ($600,000,000) and the minimum price for the DuPont Business and the DuPont Business Assets shall be Three Hundred Million

Master Agreement - POY Manufacturing Alliance                                 21

     U.S. Dollars ($300,000,000). For clarity, the Parties agree that the DuPont Business Assets to be valued and acquired by Unifi shall include the inventory of raw materials, work in process, finished goods, stores, supplies and packaging materials as more fully set forth in the Asset Transfer Agreement, but the valuation shall specifically exclude the inventories of finished product which DuPont may acquire from Unifi on or after the Effective Date.

14.5 Remedy - DuPont's Right to Purchase Unifi's Business.  If for any reason
     ----------------------------------------------------
     (including without limitation breach of this Agreement or any Implementation Agreement, insolvency or bankruptcy or Unifi's inability to obtain financing), Unifi cannot or does not purchase DuPont's Business and the DuPont Business Assets within two hundred seventy (270) days following receipt of the Notice of Exercise, then DuPont shall have the option but not the obligation to purchase Unifi's Business and the Unifi Business Assets by giving written notice of exercise to Unifi. The price for the Unifi's Business and the Unifi Business Assets shall be determined by the same mechanism set forth in Section 14.3 above, and the sale shall be on substantially the same terms as those contained in the Asset Transfer Agreement and the Implementation Agreements. Notwithstanding anything to the contrary contained herein, in the event DuPont purchases Unifi's Business and the Unifi Business Assets as provided in this Section 14.5, then for a period of twelve (12) months following receipt of the Notice of Exercise (defined in Section 14.2), the maximum price shall be One Hundred Seventy-Five Million U.S. Dollars ($175,000,000) and the minimum price shall be One Hundred Twenty-Five Million U.S. Dollars ($125,000,000).

14.6 Conditions Precedent to Closing.  The obligations of the Parties to
     -------------------------------
     complete the proposed transactions under this Article are subject to the Conditions Precedent; provided, however, that the Parties may conduct the Pre-Closing necessary for the complete performance of the Closing as quickly as possible without waiting for the fulfillment of the Conditions Precedent. The Pre-Closing shall also be agreed by the Parties.

     The Parties shall use reasonable efforts to satisfy the Conditions Precedent as soon as possible after the Notice of Exercise. The Conditions Precedent shall be deemed to have been fulfilled when they have been satisfied in accordance with the terms described in Schedule 12. Each
                                                         -----------
     Party shall advise the other as soon as the Conditions Precedent which relate to that Party have been fulfilled and the Closing Date shall be confirmed or newly determined as the case may be.

     Subject to agreement between the Parties on the timing and approach to the antitrust and regulatory authorities, the Parties jointly will be responsible for obtaining all antitrust or regulatory approvals of all the governmental authorities of relevant countries necessary to complete the proposed transactions. The Parties will use all reasonable efforts to obtain such approvals as promptly as possible and, in this regard, provide all information requested, shall assist and cooperate


Master Agreement - POY Manufacturing Alliance                                 22
     with one another to make the necessary filings and take other steps to secure the non-objection of the antitrust and regulatory authorities.

14.7 Non-Competition.  It is agreed by the Parties and shall be incorporated
     ----------------
     into the Asset Transfer Agreement (as more fully provided therein) that following Closing for the sale of DuPont's Business to Unifi, Unifi and its Affiliates will not, directly or indirectly, engage in the sale in or transfer to Greater Europe of Products manufactured at the Facilities; provided, however, that Unifi shall have the right to transfer specialty POY manufactured at the Yadkinville Facility to Unifi's Affiliates located in Greater Europe for subsequent processing by such Affiliates (and not for resale) if such Affiliates cannot acquire specialty POY of like quality at competitive prices from DuPont SA or other European POY suppliers.

     In the unlikely event that Unifi is unable to purchase commodity POY for consumption by its Affiliates in Western Europe from DuPontSA or other suppliers at prices that are competitive for POY in Western Europe, then Unifi shall have the right only for so long as this condition exists to transfer commodity POY manufactured at the Yadkinville Plant to its Affiliates in Western Europe for subsequent processing by such Affiliates (and not for resale).

     It is agreed by the Parties and shall be incorporated into the Asset Transfer Agreement (as more fully provided therein) that for a period of seven (7) years following Closing of the sale of DuPont's Business to Unifi, DuPont will not, directly or indirectly, engage in the sale of Products in the Americas.

14.8 Efforts.  Each Party shall use its diligent efforts to obtain all
     -------
     authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all governmental authorities and other third parties that may be or become necessary for such party's execution and delivery of, and the performance of its obligations pursuant to this Agreement and the Implementation Agreements. Each Party will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The Parties acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

14.9 Implementation Agreements.  As soon as reasonably possible, but in no
     --------------------------
     event later than the Closing Date, the Parties shall discuss and finalize material and service agreements between DuPont and Unifi, which shall be substantially in the form of the following attached Implementation
     Agreements:

Master Agreement - POY Manufacturing Alliance                                 23

     (a)  Attached hereto as Schedule 10 is an Agreed Form Transition Services
                             -----------
          Agreement relative to administrative services that may be provided by DuPont to Unifi after the Closing Date.

     (b)  Attached hereto as Schedule 8 is an Agreed Form Kinston Site Services
                             ----------
          Agreement relative to site services to be provided by Unifi to DuPont at the Kinston Site after the Closing Date.

     (c)  Attached hereto as Schedule 7 is an Agreed Form Kinston Ground Lease
                             ----------
          Agreement relative to the lease of land at the Kinston Site by DuPont to Unifi after the Closing Date.

     (d)  Attached hereto as Schedule 13 is an Agreed Form Material Supply
                             -----------
          Agreement relative to the sale of TPA by DuPont to Unifi after the Closing Date.

     (e)  Attached hereto as Schedule 14 is an Agreed Form Material Supply
                             -----------
          Agreement relative to the sale of MEG by DuPont to Unifi after the Closing Date.

     (f)  Attached hereto as Schedule 9 is an Agreed POY Trademark, Patent and
                             ----------
          Technology License Agreement.

     In the event that the Cape Fear Facility is still operating on the Closing Date, then the Parties shall enter into a services agreement, in a mutually agreeable form, whereby DuPont shall contract manufacture POY for Unifi.

     In the event DuPont purchases Unifi's Business pursuant to Article 14.5, then the Asset Transfer Agreement and the Implementation Agreements shall be revised to the limited extent necessary to reflect such transaction.


ARTICLE 15:  CONDUCT OF MANUFACTURING OPERATIONS UNTIL TERMINATION
------------------------------------------------------------------

15.1 Cooperation.  Following the Effective Date, the Parties shall conduct
     -----------
     their POY manufacturing operation subject to the following provisions:

     a. The Parties shall do all things as may be required to give effect to this Article, including, without limitation, executing all documents, convening all necessary meetings, giving all necessary waivers and consents, passing all resolutions and otherwise exercising all powers and rights available to it.

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

     b. The Parties shall cooperatively discuss and diligently plan for integration of their manufacturing operations so as to enable the Parties to maximize the synergies that may be derived from the formation of the Alliance.

15.2 Conduct of Business.  In the period from the Effective Date until
     --------------------
     termination of the Alliance, the Parties shall conduct their Businesses as follows:

     a. the Business is carried on in the Ordinary Course, with the duty and care of a good manager (due care);

     b. unless otherwise agreed by the Parties capital expenditures project which the Parties have commenced to implement within the Business shall not be discontinued or progressed other than pursuant to their respective capital expenditures project plan;

     c. except as required by law or by any governmental, administrative, or judicial authority of competent jurisdiction or pursuant to any agreement, commitment and/or arrangement existing as of the date of this Agreement, the Parties shall not:

          (1) make a substantial change in the terms of employment or benefits of any employees except in the Ordinary Course of Business; or

          (2) sell land or buildings related to the Business Assets which are in commercial use; or

          (3)  fail to comply in any substantial respect with applicable laws;
               or

          (4) fail to maintain in its substance the equipment in its current state of repair, excepting normal wear and tear or fail to replace consistent with the Parties' past practices.

15.3 Access to Facilities.  Representatives and customers of the Parties may
     ---------------------
     access the Facilities following reasonable advance notice, provided that such Persons comply with applicable site rules and regulations and such Persons shall execute confidentiality agreements as may be reasonably required by the Parties.


ARTICLE 16: DISPUTE RESOLUTION
------------------------------

16.1 Consultation to Resolve Disputes.  Subsequent to the Effective Date, the
     --------------------------------
Parties shall attempt in good faith to settle disputes between the Parties relative to (a) the interpretation of this Agreement or any Ancillary Agreement or (b) the accounting of costs or revenues as provided herein. In the event that the Parties cannot resolve a dispute, it may be submitted by either Party to the Policy Board. If, after such

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

consultation, the members of the Policy Board cannot solve the dispute, they will wait for not less than sixty (60) days after the dispute arises and at the end of such period meet for a second consultation. If the dispute still cannot be resolved after this second consultation, the matter shall be referred to the Supervisory Board. The Supervisory Board shall diligently attempt to resolve the dispute, including, if they deem it necessary, meeting directly in order to provide full consideration of the dispute. If the Supervisory Board is unable to resolve the dispute or agree to submission to a non-binding alternate dispute resolution process within sixty (60) additional days after the second consultation, then (a) issues relative to the interpretation of this Agreement or an Ancillary Agreement may be resolved by either Party's referring the matter to arbitrators for binding arbitration in accordance with this Article 16 for the purpose of deciding the issue and (b) issues relative to accounting may be referred to accountants for binding resolution in accordance with this Article 16.

In the case the Parties cannot resolve a dispute relative to all or part of a budget, the Parties will continue to operate to the extent possible in accordance with the last approved budget.

16.2  Arbitration Notice.  If the Parties are unable to resolve a dispute
      ------------------
relative to the interpretation of this Agreement or an Ancillary Agreement through negotiation as provided in Section 16.1 or to agree upon an alternate method for doing so, the matter shall, at the written request of either Party, be finally determined and settled pursuant to arbitration in Washington, D.C., by three (3) arbitrators, one (1) to be appointed by Unifi, one (1) to be appointed by DuPont, and a neutral arbitrator to be appointed by such two (2) Party-appointed arbitrators. The neutral arbitrator shall be an attorney and shall act as chairperson. Any such arbitration may be initiated by a Party by written notice ("Arbitration Notice") to the other Party specifying the subject of the requested arbitration and appointing such Party's arbitrator for such arbitration.

16.3  Appointment of Arbitrator.  Should (i) a Party receiving an Arbitration
      -------------------------
Notice fail to appoint an arbitrator as herein above contemplated by written notice to the Party giving the Arbitration Notice within twenty (20) days after the receipt of the Arbitration Notice, or (ii) the two (2) arbitrators appointed by or on behalf of the Parties as contemplated in Paragraph 16.2 hereof fail to appoint a neutral arbitrator as herein above contemplated within twenty (20) days after the date of the appointment of the last arbitrator appointed by or on behalf of the Parties, then the American Arbitration Association, upon application of Unifi or of DuPont, shall appoint an arbitrator to fill any such position with the same force and effect as though such arbitrator had been appointed as herein above contemplated.

16.4  Arbitration Proceedings.  The arbitration proceeding shall be conducted in
      -----------------------
the English language in Washington, D.C., in accordance with the Commercial Rules of the American Arbitration Association. A determination, award or other action shall be considered the valid action of the arbitrators if supported by the affirmative vote of two (2) or three (3) of the three (3) arbitrators. The costs of arbitration (exclusive of the

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

expense of a Party in obtaining and presenting evidence and attending the arbitration, and of the fees and expenses of legal counsel to such Party, all of which shall be borne by such Party) shall be shared equally by Unifi and DuPont. The arbitration award shall be final and conclusive and shall receive recognition, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

16.5 Resolution of Accounting Disputes. (a)  If the Parties are unable to
     ---------------------------------
     resolve a dispute relative to accounting matters through negotiation as provided in Section 16.1 or to agree upon an alternate method for doing so, the matter shall, at the written request of either Party, be finally determined by an independent accountant (the "Independent Accountant") selected by the Parties. Any such accounting may be initiated by a Party by written notice ("Accounting Notice") to the other Party specifying the subject of the requested accounting.

     (b) If the Parties are unable to agree upon the Independent Accountant within fourteen (14) days of such Accounting Notice, then the Independent Accountant shall be appointed by the President of the American Institute of Certified Public Accountants on the application of either Party.

     (c) The Independent Accountant shall act as an expert and not as an arbitrator and his/her decision shall (in the absence of manifest error) be final and binding on the Parties. The Independent Accountant shall afford the Parties the opportunity of making written representations to him or her.


     (d) The fees and expenses of the Independent Accountant shall be borne by the Parties in equal shares unless the Independent Accountant otherwise determines.

16.6 Disputed Payments.  If a payment made or to be made hereunder is disputed,
     ------------------
     then the undisputed portion of the payment shall be made and the disputed portion of the payment shall thereafter be resolved pursuant to the terms of this Article 16. If the resolution of the disputed payment requires payment from one Party to another upon final determination of the Independent Accountant, then such payment shall bear interest at a reasonable rate from the date of the original disputed payment.


ARTICLE 17:  ASSIGNMENT
-----------------------

17.1 This Agreement may not be transferred or assigned to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that this Agreement may be freely assigned by either Party to an Affiliate in which case the Affiliate shall assume the transferring Party's rights and obligations under this Agreement and the transferring Party shall guarantee its Affiliate's performance thereunder.

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

ARTICLE 18:  REPRESENTATIONS AND WARRANTIES
-------------------------------------------

18.1 Each Party represents and warrants to the other Party as follows:

     (a) The Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power to own, lease or operate its assets, properties and businesses and to enter into this Agreement.

     (b) The execution, delivery and performance by the Party of this Agreement and the consummation of the transactions contemplated hereby: (1) have been duly authorized and approved by the governing board of the Party; (2) do not conflict with any provision of the Certificate of Incorporation, Bylaws or other organizational documents of the Party;
          (3) do not violate any law, regulation, order of judgment or decree by which the Party is bound; or (4) do not conflict with or result in a breach of any agreement, contract or commitment to which the Party is obligated.

     (c) Other than any action contemplated by the relevant antitrust authorities, there are no material actions or proceedings pending, or to the knowledge of the Party, threatened, at law or in equity, before any court or before or by any governmental agency, or by any private person or entity which would challenge the validity or enforceability of this Agreement, interfere with the performance by the Party of its obligations hereunder or result in the imposition of any encumbrance of any kind on or result in any diminution in value of the Parties' respective Business Assets.


ARTICLE 19.  OPERATION UNTIL SALE
----------------------------------

19.1 The Parties covenant and agree that between the Effective Date and the Closing Date the Parties shall not, without having received the prior written consent of the other Party, do any of the following with respect to its Business:

     (a) sell, demolish, remove, alter, enlarge or dispose (or permit same) of any of the Business Assets to any material extent, other than in the Ordinary Course of Business (including sales of Inventory in the ordinary course);

     (b) make any material change in the operation of its Business Assets other than in the Ordinary Course of Business;

     (c) alter or revise in any material respect the accounting principles, procedures, methods or practices being used in connection with the Alliance.

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

ARTICLE 20:  CONFIDENTIALITY
----------------------------

20.1 The Parties shall provide that their employees, officers, directors, advisors, affiliates shall treat as confidential and not use for purposes other than as contemplated by the Agreement for the term of this Agreement and a period of ten (10) years following termination hereof, the Letter of Intent dated March 12, 2000 (the "LOI"), or any of their provisions, as well as all business, technical and intellectual property information disclosed or which otherwise becomes known pursuant to this Agreement ("Confidential Information"). This obligation of confidentiality shall not apply to:

     (a) information which is or becomes known publicly through no fault of the receiving Party;

     (b) information learned by the receiving Party from a third party entitled to disclose it;

     (c) information already known to the receiving Party before receipt from the other Party as shown by the receiving Party's written records.

     (d) information which a Party is legally obliged by a court or governmental entity to furnish but only to the extent such Party is so obligated, and only after such Party has notified the other Party of such obligation.

     (e) the furnishing of the documents in connection with (i) the Parties' HSR Act filings, (ii) documents required to be submitted to the Securities and Exchange Commission or (iii) compliance with other governmental laws or regulations.

20.2 Confidential Information disclosed with regard to this Agreement shall not be disclosed to any person or entity which is not either an employee, officer, director of a Party or its Affiliates or its advisors who requires to see the Confidential Information for the purposes of this Agreement or who has not agreed in writing to treat such Confidential Information as confidential in accordance with the terms of this Agreement. Upon termination or expiration of this Agreement, all materials containing Confidential Information disclosed hereunder shall promptly be returned to the disclosing Party upon its request.

ARTICLE 21:  COMPLIANCE
-----------------------

21.1 The covenants and agreements set out in this Agreement shall bind the Parties, and their permitted successors and assigns. Each of the Parties shall cause compliance with this Agreement by its Affiliates.

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

ARTICLE 22:  FURTHER ASSURANCES
-------------------------------

22.1 Each of the Parties agrees to take all reasonably necessary steps to do all such further acts and things as may be necessary to cause the purposes and intentions of this Agreement to be carried out.


ARTICLE 23:  AMENDMENT AND MODIFICATION
---------------------------------------

23.1 This Agreement may be amended, modified, and supplemented only by written agreement of the Parties. Whenever this Agreement requires or permits waivers or consents by or on behalf of any Party, any such waiver or consent shall be given in writing.

ARTICLE 24: ENTIRE AGREEMENT
----------------------------

24.1 This Agreement (including the Appendices, Exhibits, Schedules and other agreements referred to herein) embodies the entire agreement and understanding of the Parties with respect to the matters contemplated thereby. There are no restrictions, promises, representations, warranties, covenants, or undertakings with respect thereto, other than those set forth or referred to in this Agreement, the Appendices, and the Schedules and Exhibits appended hereto. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof, including but not limited to the Letter of Intent between the Parties dated March 12, 2000. Except as provided for herein, no rights in favor of third parties are hereby created. In the event and to the extent that the provisions of the Ancillary Agreements conflict with the terms of this Agreement, the terms of the Ancillary Agreements shall control unless otherwise specifically provided herein.


ARTICLE 25:  COSTS AND EXPENSES
-------------------------------

25.1 Each Party hereto shall pay its own legal, accounting and other expenses incident to this Agreement and the agreements appended hereto and the consummation of the transactions contemplated hereby.


ARTICLE 26:  GOVERNING LAW
--------------------------

26.1 This Agreement shall be interpreted and construed in accordance with the laws of the State of North Carolina, USA. To the extent that any Ancillary Agreement contains its own choice of law provision, the terms of that choice of law provision

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

     shall prevail over this provision with respect to any dispute under that Ancillary Agreement.


ARTICLE 27:  COUNTERPARTS
-------------------------

27.1 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


ARTICLE 28:  EXHIBITS, HEADINGS, AND CAPTIONS
---------------------------------------------

29.1 The Appendices, Schedules and Exhibits to this Agreement are an integral part of this Agreement. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


ARTICLE 29:  NOTICES
--------------------

29.1 All notices, consents, requests, demands and other communications authorized or required to be given pursuant to this Agreement shall be given in writing to the following addresses or to such other addresses as the Parties shall provide in a written notice delivered to all other parties:

          If to DuPont:
          ------------

          E. I. du Pont de Nemours and Company
          1007 Market Street
          Wilmington, DE  19898, USA
          Attention: Group Vice President - Polyester Enterprise (presently George F. MacCormack)

          If to Unifi:
          ------------

          Unifi, Inc.
          P. O. Box 19109
          7201 W. Friendly Avenue
          Greensboro, NC 27419-9109, USA
          Attention: Chief Financial Officer (presently Willis C. Moore III)

29.2 Notices under this Agreement shall be deemed effective on the earlier of: actual receipt; one (1) working day after dispatch when sent by telex, cable or by facsimile to the recipient's proper telex or facsimile number, or when delivered by hand; or five (5) working days after being sent by express or overnight delivery

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

     service addressed as set out above (or as otherwise designated by any party in writing by notice given in accordance with this Article 29).


ARTICLE 30:  PUBLIC ANNOUNCEMENTS
---------------------------------

30.1 The Parties hereto agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by a Party without the prior written consent of DuPont and Unifi as to the nature and content of the disclosure (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of the United States.


ARTICLE 31:  FORCE MAJEURE
--------------------------

31.1 A Party or its Affiliate whose performance hereunder is prevented by an Uncontrollable Event shall, upon providing written notice to the other Party within ten (10) days after the occurrence of such Uncontrollable Event, be excused from such performance for an additional period of sixty
     (60) days beyond the date or period otherwise specified for such performance to the extent the Uncontrollable Event prevents its performance, provided that the Party so affected shall use reasonable efforts to avoid or remove the cause of non-performance and shall continue performance hereunder immediately upon the removal of such cause.


ARTICLE 32:  SEVERABILITY
-------------------------

32.1 If any provision of this Agreement is held to be invalid by a court of competent jurisdiction or by any regulatory agency, the remaining provisions of this Agreement shall remain in full force and effect and the Parties will renegotiate a suitable replacement for the term or terms held invalid.


ARTICLE 33:  SURVIVAL
---------------------

33.1 The covenants contained in this Agreement which contemplate their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement.

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

ARTICLE 34:  SPECIFIC PERFORMANCE
---------------------------------

34.1 Each party hereto agrees with the other Party that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that in addition to any other remedy to which a Non-Breaching Party may be entitled, at law or in equity, the Non-Breaching Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specifically to enforce the terms and provisions hereof.


ARTICLE 35: LIMITATION OF LIABILITY; INDEMNIFICATION
----------------------------------------------------

35.1 Limitation of Liability.  Neither Party shall incur any liability to the
     -----------------------
     other in connection with the Alliance and the performance of obligations under this Agreement for any mistakes or errors in judgment made in good faith and in the exercise of due care in connection with the Businesses, and no Party shall be deemed to have violated any of the provisions of this Agreement for any such mistakes or errors in judgment.

35.2 Indemnity for Actions of Parties.  The Parties shall indemnify, defend and
     --------------------------------
     hold the other harmless from and against any and all claims, liabilities, damages, losses, costs, expenses (including, but not limited to, settlements, judgments, court costs and reasonable attorneys' fees), fines and penalties arising out of any injury, loss or damage of any nature whatsoever (including, without limitation, loss of or damage to property, or damage to the environment) due or relating to operation of its Business, including without limitation, (i) any environmental liabilities arising from events, acts, omissions, circumstances, or violations of environmental laws, (ii) any liability for claims for actions that relate to the benefit plans or employment practices of a Party, including without limit claims for accidents, injuries, sexual harassment, and labor relations from employees of a Party, (iii) any liability for taxes with respect to the Business, or (iv) liabilities arising from the actions the Party's respective personnel or any contract personnel who are managed and directed by the Parties.


35.3 Limitation - Consequential Damages.
     ----------------------------------

     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR AT LAW OR IN EQUITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR PUNITIVE, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION OR ANY OTHER LOSS)

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

     ARISING FROM OR RELATING TO ANY CLAIM MADE UNDER THIS
     AGREEMENT, EVEN IF EITHER OF THEM HAVE BEEN ADVISED OF THE
     POSSIBILITY OF SUCH DAMAGES.


ARTICLE 36:  MISCELLANEOUS
--------------------------

36.1 U.S. Currency.  All dollar amounts set forth herein are expressed in
     -------------
     United States currency.

36.2 Terminology.
     -----------

     36.2.1 A word or series of words comprising a defined term hereunder has its defined meaning only when used solely and precisely in the form defined and not when used as a component of another defined term.

     36.2.2 The use of the terms "including", "include", and "includes" followed by one or more examples is intended to be illustrative and shall not be deemed or construed to limit the scope of the classification or category to the examples listed.

     36.2.3 The singular shall include the plural and vice versa and words denoting persons shall include bodies incorporated and unincorporated associations of persons and, unless otherwise stated, shall include successors or assigns of such persons.

36.3 Brokers.  The Parties represent to each other that they have not engaged
     -------
     any broker or finder with respect to the transactions contemplated by this Agreement, the Ancillary Agreements or the Asset Transfer Agreement.

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

     IN WITNESS WHEREOF, the Parties have caused this Master Agreement to be duly executed in their respective corporate names by their respective officers each of whom is duly and validly authorized and empowered, all as of the day and year first above written.


UNIFI, INC.

By: /s/ G. ALLEN MEBANE IV
   ----------------------------

Name: G. Allen Mebane IV
     --------------------------

Title: Chairman of the Board
      -------------------------

Date: June 1, 2000
     --------------------------



E. I. DU PONT DE NEMOURS AND COMPANY

By: /s/ GEORGE F. MACCORMICK
   ----------------------------

Name: George F. Maccormick
     --------------------------

Title: Group Vice-President--
        Chemicals and Polyester
      -------------------------

Date: June 2, 2000
     --------------------------

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

                          Schedule 1 - Amoco Formula

Master Agreement - POY Manufacturing Alliance                                 36

              Schedule 2 - Asset Transfer Agreement - Agreed Form

Master Agreement - POY Manufacturing Alliance                                 37

                            Schedule 3 - [reserved]

Master Agreement - POY Manufacturing Alliance                                 38

      Schedule 4 - Unifi Base Cash Fixed Costs; Unifi Base Variable Costs

Master Agreement - POY Manufacturing Alliance                                 39

     Schedule 5 - DuPont Base Cash Fixed Costs; DuPont Base Variable Costs

Master Agreement - POY Manufacturing Alliance                                 40

                   Schedule 6 - Definition of Greater Europe

 Greater Europe means all the countries of Europe, the Middle East, Africa and the CIS.

Master Agreement - POY Manufacturing Alliance                                 41

                Schedule 7 - Kinston Ground Lease - Agreed Form

Master Agreement - POY Manufacturing Alliance                                 42

          Schedule 8 - Kinston Site Services Agreement - Agreed Form

Master Agreement - POY Manufacturing Alliance                                 43

   Schedule 9 - POY Patent, Technology and Trademark Agreement - Agreed Form

Master Agreement - POY Manufacturing Alliance                                 44

           Schedule 10 - Transition Services Agreement - Agreed Form

Master Agreement - POY Manufacturing Alliance                                 45

            Schedule 11 - Treatment of Certain Capital Expenditures

Master Agreement - POY Manufacturing Alliance                                 46

                                  SCHEDULE 12
                                  -----------

                             Conditions Precedent
                             --------------------

     The obligations of the Parties to consummate the sale of the DuPont's Business from DuPont to Unifi are subject to satisfaction of the following conditions:

(1) All waiting periods and any extensions thereof under the HSR Act applicable to the consummation of the Proposed Transactions have been satisfied, expired, or been terminated (the "HSR Condition")without imposing any conditions on either of the Parties which are deemed by DuPont or Unifi, as the case may be, in their reasonable opinion to be unacceptable.

(2) All waiting periods and any extensions thereof under the applicable competition law in other countries have been satisfied, expired, or been terminated without imposing any conditions on either of the Parties which are deemed by DuPont or Unifi, as the case may be, in their reasonable opinion to be unacceptable.

(3) Unifi shall have obtained the approval by its Shareholders, if necessary (following the strong recommendation of Unifi's officers and directors).

(4) All other governmental consents and approvals, as are required by law, have been obtained or all waiting periods (in addition to the HSR Condition) (and any extensions thereof) have expired or terminated in any relevant jurisdiction for the purposes of implementing the proposed transactions in a form reasonably satisfactory to both Parties.

(5) No order, writ, injunction, or decree has been issued which restrains, enjoins, or invalidates, or otherwise has a Material Adverse Effect on the proposed transactions and no action, suit, or other proceeding is pending or threatened that has a reasonable likelihood of resulting in any such order, writ, injunction, or decree being issued.

(6) All obligations and undertakings of the other Party (the breach of which, singly or in the aggregate, would result in a Material Adverse Effect) to be performed by the other Party under this Agreement prior to or at the Closing Date shall have been performed.

(7) All warranties and representations made by the other Party in this Agreement (the breach of which, singly or in the aggregate, would be material) shall be true and correct in all material respects.

(8) Compliance with all federal, state and local government regulations relating to the consummation of the Proposed Transaction and completion of any other required government filings and approvals.

(9) Absence of pending or threatened litigation or government investigation resulting, singly or in the aggregate, in a Material Adverse Effect to the Parties' Businesses.

(10) Unifi shall have obtained a reasonable amount of financing on commercially reasonable terms for the proposed transaction.

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

          Schedule 13 - Material Supply Agreement - TPA - Agreed Form

Master Agreement - POY Manufacturing Alliance                                 48

          Schedule 14 - Material Supply Agreement - MEG - Agreed Form

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